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                                                                    EXHIBIT 3.27


                          CERTIFICATE OF INCORPORATION
                                       OF
                        FIELDCREST CANNON SURE FIT, INC.

     The undersigned, being of the age of eighteen years or more, does hereby make and acknowledge this Certificate of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of Delaware.

                                       I.

     The name of the corporation is Fieldcrest Cannon Sure Fit, Inc.

                                      II.

     The address of the initial registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, Delaware 19904, County of Kent, and the name of the initial registered agent at such address is the The Prentice-Hall Corporation System, Inc.

                                      III.

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                      IV.

     The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, no par value per share.

                                       V.

     The name and address of the sole incorporator are Sheri L. Crockett, 2100 First Union Capital Center, 150 Fayetteville Street Mall, Raleigh, North Carolina 27601.

                                      VI.

     No person who is serving or has served as a director of the corporation shall be liable to the corporation or to any stockholder for monetary damages for breach of any fiduciary


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duty of such person as a director by reason of any act or omission occurring on or after the date this article becomes effective. Nothing herein shall be deemed to limit or eliminate the liability of any person (i) for any breach of such person's duty of loyalty as a director to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for the unlawful payment of a dividend by the corporation or the unlawful purchase or redemption of the corporation's capital stock by the corporation; (iv) for any transaction from which such person derived an improper personal benefit; or (v) to any extent that such liability may not be limited or eliminated by virtue of the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware or any successor statute.

     The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is her act and deed and that the facts stated therein are true.

     IN WITNESS WHEREOF, the undersigned sole incorporator of the corporation has hereunto set her hand this 6th day of January, 1995.



                                        /s/ SHERI L. CROCKETT
                                        ---------------------------------
                                        Sheri L. Crockett, Incorporator